Exhibit 99.5

FORM

DATED 30 APRIL 2021

HURRICANE ENERGY PLC
as the Company

HURRICANE HOLDINGS LIMITED

HURRICANE GLA LIMITED

HURRICANE GWA LIMITED

LUCID ISSUER SERVICES LIMITED

and

CERTAIN ENTITIES
as Participants

LOCK-UP AGREEMENT

THIS DOCUMENT HAS BEEN ISSUED IN RESPECT OF SECURITIES OF A NON-U.S. COMPANY. ANY OFFER OF SECURITIES IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A COUNTRY OTHER THAN THE UNITED STATES THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER U.S. FEDERAL SECURITIES LAWS, SINCE HURRICANE ENERGY PLC IS LOCATED IN A FOREIGN COUNTRY AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

i

THIS AGREEMENT is dated 29 April 2021 and made between:

(1)	HURRICANE ENERGY PLC, a company incorporated under the laws of England & Wales with company number 05245689 and its registered address at Ground Floor, The Wharf, Abbey Mill Business Park, Lower Eashing, Godalming, Surrey GU7 2QN (the “Company”);

(2)	HURRICANE HOLDINGS LIMITED, a company incorporated under the laws of England & Wales with company number 10654801 and its registered address at Ground Floor, The Wharf, Abbey Mill Business Park, Lower Eashing, Godalming, Surrey GU7 2QN (“Holdings”);

(3)	HURRICANE GLA LIMITED, a company incorporated under the laws of England & Wales with company number 10656211 and its registered address at Ground Floor, The Wharf, Abbey Mill Business Park, Lower Eashing, Godalming, Surrey GU7 2QN (“GLA”);

(4)	HURRICANE GWA LIMITED, a company incorporated under the laws of England & Wales with company number 10656130 and its registered address at Ground Floor, The Wharf, Abbey Mill Business Park, Lower Eashing, Godalming, Surrey GU7 2QN (“GWA”);

(5)	THE BONDHOLDERS listed on the signature pages as Original Participants (the “Original Participants”); and

(6)	LUCID ISSUER SERVICES LIMITED, a company incorporated under the laws of England & Wales with company number 5098454 and its registered address at Tankerton Works, 12 Argyle Walk, London WC1H 8HA (“Lucid”).

BACKGROUND

(A)	On 11 September 2020, the Company announced higher oil water contact at the Lancaster Area and the shut in of the 205/21a-7z well. The Company also reduced its unaudited estimate of recovery from the two existing Lancaster Early Production System wells from 37.3MMbbls to 16.0 MMbbls and estimated its remaining 2P reserves at the Lancaster Area at 9.4MMbbls.

(B)	Based on a range of reasonable oil price forecasts, the Company is not forecast to be able to repay the Bonds in full at maturity on 24 July 2022 and therefore, a restructuring of the Company’s balance sheet is required.

(C)	The Parties have agreed to enter into this Agreement in order to facilitate the implementation of the Restructuring.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 2 (Form of Accession Letter).

“Ad Hoc Committee” means an informal ad hoc group of Bondholders from time to time, which have retained the Committee Advisers in relation to the Restructuring.

“Additional Participant” means any person which has become a Participant in accordance with Clause 7.1(a) (Restrictions on dealing with Locked-Up Debt) and/or Clause 9 (Accession of Bondholders).

“Affiliate” means, in relation to a Participant:

(a)	any Subsidiary of it, any company of which it is a Subsidiary (a “Holding Company”) and any Subsidiary of that Holding Company; and

(b)	any investment manager or professional adviser of that person, any entity managed or advised by that manager or adviser and any person that is managed or advised by that person in its capacity as investment manager or professional adviser.

“Applicable Rule or Law” means the applicable laws or regulations of any country with jurisdiction over the affairs of a person and/or the rules of any stock exchange on which the shares or other securities of a person or its Affiliates are listed.

“Authorisation” means any authorisation, clearance, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Bareboat Charter” means the agreement dated 23 June 2017, and amended and restated on 8 November 2019, between GLA and Bluewater (Aoka Mizu) B.V. in relation to the lease of the Curacao flag floating production storage and offloading vessel with registration number IMO 9190028, and known as the “Aoka Mizu”.

“Bluewater” means Bluewater (Aoka Mizu) B.V. and/or Bluewater Lancaster Production (UK) Limited.

“Bondholder” has the meaning given to that term in the Trust Deed.

“Bonds” has the meaning given to that term in the Trust Deed.

“BP” means BP Oil International Limited.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in London.

“Change of Control” has the meaning given to the term “Change of Control” in the Terms and Conditions of the Bonds.

“Cleansing Statement” has the meaning set out in the Committee NDAs.

“Committee NDAs” means each of the non-disclosure agreements entered into between the Company and each member of the Ad Hoc Committee on 26 January 2021.

“Committee Advisers” means the Committee’s Counsel, Houlihan and Ulysses Petroleum Limited.

“Committee’s Counsel” means Akin Gump LLP.

“Company’s Advisers” means the Company’s Counsel, Evercore Partners International LLP and PricewaterhouseCoopers LLP.

“Company’s Counsel” means Dentons UK and Middle East LLP.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the same form as the Committee NDAs.

“DSA” means the decommissioning security agreement dated 2 July 2018 between, among others, the Company, GLA and OPRED, as amended, or supplemented from time to time.

“DSA Top Up” means any amount required by OPRED to be paid by GLA into the trust constituted under the DSA.

“Event of Default” has the meaning given to it in the Trust Deed.

“Final Business Plan” means the Company’s post-Restructuring business plan as approved by the Majority Participants.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency of such body, or any court or arbitrator (public or private).

“Group” means the Company and each of its Subsidiaries.

“Group Company” means any company that is a member of the Group.

“Historic Information” means the information disclosed in the virtual dataroom that has been made available to the Committee Advisers, as referenced in the dataroom index in Schedule 4 (Data Room Index).

“Houlihan” means Houlihan Lokey EMEA LLP.

“Implementation Business Plan” means the business plan delivered to Houlihan on the date hereof as approved by the Majority Participants.

“Information Agent” means Lucid.

“Insolvency Event” means in relation to a person, any of the events or circumstances described in Condition 10(D) to (G) (inclusive) of the Bonds (and as though the grace periods in Condition 10(D) and (E) and the proviso at the end of Condition 10 do not apply) occurring with respect to that person, other than any of the events or circumstances described in Condition 10(F) which:

(a)	refer to that person being (or being, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts as they fall due; or

(b)	arising as a result of entry into this Agreement or steps taken to implement the Restructuring in accordance with the Steps Plan.

“Intra-Group Funding Policy” means a policy under which (i) GLA is required to first apply all of its cash holdings (if any) to fund its business, operations and licence or decommissioning obligations (to the extent that those cash holdings are not restricted from being applied for such purpose), and only request intercompany loans from the Company to the extent of any shortfall and on the condition that it shall (without prejudice to any intercompany loans made prior to the date of this Agreement) repay each intercompany loan made on or after the date of this Agreement; and (ii) GLA shall reimburse the Company for its share of general, administrative and employee costs and expenses incurred by the Company, in each case within 14 days of being invoiced by the Company (and the Company shall issue an invoice for such amounts within 14 days of the end of the calendar month in which the amounts were advanced or incurred).

“Lancaster FDP” means the Lancaster Early Production System (EPS) Field Development Plan approved by the OGA on 22 September 2017 and any subsequent amendments as approved by the OGA from time to time.

“Lancaster FDPA” means the addendum to the Lancaster FDP, which amends the Lancaster FDP to permit production with flowing bottom hole pressure up to 300 psi below the bubble point of the fluid (1605psia at 1240m TVDSS), on terms acceptable to the Majority Participants or the Committee Advisers.

“Lancaster Area” means the Lancaster Oil Field 572, located within Blocks 205/21a, 205/22a and 205/26b in Seaward Production Licence P1368.

“Lock-Up Notice” means a document substantially in the form set out in Schedule 1 (Form of Lock-Up Notice).

“Locked-Up Debt” means, at any time, with respect to a Participant, the aggregate amount of:

(a)	the Bonds beneficially owned by the Participant (or, if applicable, by a beneficial owner of Bonds which it advises or manages) as specified in its Lock-Up Notice or Accession Letter, as applicable; and

(b)	any additional Bonds purchased or otherwise acquired or controlled by the Participant (or, if applicable, by a beneficial owner of Bonds which it advises or manages) after the date on which it became a Participant, as notified to the Information Agent, in each case, to the extent not reduced or transferred by the Participant in accordance with this Agreement and excluding (i) any Bonds held in custody for a third party and (ii) any Bonds held or controlled by one or more of its proprietary trading desks when acting as Qualified Market-maker.

“Long-Stop Date” means:

(a)	30 June 2021; or

(b)	such later date as may be agreed by the Company and the Majority Participants.

“Majority Participants” means, from time to time, the Participant or the Participants holding 75% or more of the Locked-Up Debt. For the purposes of calculating Majority Participants, the participation and the Locked-Up Debt of each Participant that has made an election pursuant to Clause 12.5 (Participant election), and has not provided written notice revoking that election, shall be excluded.

“Market Abuse Regulation” means Regulation (EU) No 596/2014 as it forms part of UK domestic law as retained EU law, as that term is defined in section 6(7) of the European Union (Withdrawal) Act 2018 (as amended).

“Material Adverse Effect” means, by reference to the position as at the date of this Agreement, a material adverse effect on or material adverse change in:

(a)	the ability of the Company, Holdings, GLA or GWA or, otherwise, the Group, to implement and consummate the Restructuring by the Long-Stop Date (otherwise than as a result of a breach of this Agreement by any Participant); or

(b)	the assets, business, operations or financial performance or condition of the Company, Holdings, GLA or GWA or production from the Lancaster Area.

“Milestones” means:

(a)	within 5 Business Days of approval of a candidate by the Majority Participants, and provided that the relevant candidate is suitable to serve as a director of an AIM company pursuant to the AIM Rules on Companies and has provided satisfactory responses to diligence queries reasonably requested by the Company’s nominated adviser in connection with such appointment, the Company (through its board) shall elect the candidate to the board of the Company, or if approved by the Majority Participants, as CRO;

(b)	the Company and GLA have adopted the Intra-Group Funding Policy on or before the date of this Agreement;

(c)	the Tax Structuring Memorandum has been agreed by the Company and the Majority Participants on or before 30 April 2021;

(d)	a steps plan to implement the Restructuring has been agreed by the Company and the Majority Participants on or before 14 May 2021;

(e)	the amended Trust Deed and the Senior Bonds terms and conditions are in substantially agreed form as between the Company and the Ad Hoc Committee on or before 14 May 2021;

(f)	the Company has received written approval from the OGA on or before 21 May 2021, in relation to the Lancaster FDPA;

(g)	the Company has issued a Practice Statement Letter in respect of the Restructuring Plan on or before 30 April 2021;

(h)	the balance of the Restructuring Documents are in substantially agreed form as between the Company and the Ad Hoc Committee on or before 28 May 2021; and

(i)	the Company has delivered the Final Business Plan on or before 21 May 2021.

“OGA” means the Oil and Gas Authority.

“OPRED” means the Offshore Petroleum Regulator for Environment and Decommissioning.

“Original Participant” has the meaning given to “Original Participant” on page 1.

“Participant” means:

(a)	any Original Participant; and

(b)	any Additional Participant,

which in each case has not ceased to be a Participant in accordance with the terms of this Agreement.

“Party” means a party to this Agreement.

“Qualified Market-maker” means an entity that:

(a)	holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers, and sell to customers, Bonds (or enter with customers into long and short positions in respect of the Bonds, in its capacity as a dealer or market-maker in the Bonds); and

(b)	is, in fact, regularly in the business of making a two-way market in the Bonds.

“Regulator” means any merger control or tax authority or any other regulatory body whose consent or approval is necessary or desirable to implement and consummate the Restructuring as determined by the Majority Participants.

“Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction.

“Restructuring” means the restructuring of the financial indebtedness of the Group on the terms set out in the Term Sheet.

“Restructuring Conditions Precedent” means the conditions precedent set out in the Restructuring Documents which are to be satisfied or waived in accordance with the terms thereof.

“Restructuring Documents” means this Agreement and all documents, agreements and instruments necessary or desirable to implement and consummate the Restructuring in accordance with this Agreement, the Term Sheet and the Steps Plan.

“Restructuring Effective Date” means the first date on which all of the Restructuring Conditions Precedent have been satisfied or waived (if applicable) in accordance with the Restructuring Documents and each Restructuring Document is in full force and effect in accordance with its terms.

“Restructuring Plan” means a restructuring plan sanctioned under Part 26A of the Companies Act.

“Revised Plan” has the meaning given to that term in Clause 4.3 (Revised Plan ).

“Senior Bonds” has the meaning given to it in the Term Sheet.

“Shares” means the ordinary shares of the Company.

“Steps Plan” means the steps plan delivered in satisfaction of the Milestone in limb (d) of the definition of Milestone, or such Revised Plan as approved in accordance with Clause 4.3 (Revised Plan).

“Subsidiary” has the meaning given to the term “Subsidiary” in the Trust Deed.

“Tax Structuring Memorandum” means a report prepared by PricewaterhouseCoopers LLP and agreed by the Company and the Majority Participants in respect of the tax analysis and steps to be taken in connection with implementing the Restructuring.

“Term Sheet” means the term sheet in the form set out in Schedule 3 (Term Sheet).

“TISE Listing Rules” means the Listing Rules of The International Stock Exchange Authority Limited.

“Trust Deed” means the trust deed dated 24 July 2017 between the Company as Issuer and U.S. Bank Trustees Limited as Trustee, as amended from time to time.

“Trustee” means the trustee or trustees appointed under the Trust Deed, which as at the date of this Agreement is U.S. Bank Trustees Limited.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“Schedules” are to the schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement;

(ii)	a “Clause” or “sub-paragraph” is a reference to a clause or sub-paragraph of this Agreement;

(iii)	any “Bondholder,” the “Trustee” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iv)	the “Ad Hoc Committee” includes, where the context requires, each member of the Ad Hoc Committee;

(v)	“include” or “including” (or any similar term) are not to be construed as implying any limitation;

(vi)	“assets” includes present and future properties, revenues and rights of every description;

(vii)	a document or any other agreement or instrument is a reference to that document or other agreement or instrument as amended from time to time;

(viii)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement, and “amended” will be construed accordingly;

(ix)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(x)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiii)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(xiv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xv)	a time of day is a reference to London time.

(b)	Terms referred to by this Agreement which are not defined shall have the meaning ascribed to them by the Trust Deed.

(c)	Section, Clause and Schedule headings are for ease of reference only.

1.3	Third-party rights

(a)	Save as otherwise expressly provided in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)	The Committee Advisers, and any of their partners, directors, officers, employees or agents, shall be entitled to the benefit of and to enforce the provisions of Clauses 5 (Undertakings by the Company, Holdings, GLA and GWA), 8 (Limitations on undertakings) and 13 (Ad Hoc Committee and Majority Participants).

1.4	Execution by Participants

(a)	Where a Participant enters into or accedes to this Agreement in its capacity as investment manager or investment adviser on behalf of funds or accounts it manages or advises:

(i)	if a specific fund(s) or separate account(s) is specified in such Participant’s signature page (each, a “Specified Fund or Separate Account”), this Agreement shall apply to that investment manager or investment adviser only with respect to the Specified Fund or Separate Account, and will not apply to any other fund or account managed or advised by that investment manager or investment adviser or to its or their Affiliates and any funds or accounts managed or advised by its or their Affiliates; and

(ii)	references in this Agreement to Bonds beneficially owned or held by the Participant shall include Bonds which are (A) beneficially owned by a Bondholder that is managed or advised by the Participant, and (B) subject to the discretionary management and control of the Participant.

(b)	If any investment manager or investment adviser (as applicable) enters into or accedes to this Agreement on behalf of funds or accounts it manages or advises, each other Party acknowledges that:

(i)	the relevant investment manager or investment adviser (as applicable) does not execute this Agreement in any personal capacity;

(ii)	the relevant investment manager or investment adviser (as applicable) executes this Agreement pursuant to, and to the extent of, its authority to act in such capacity; and

(iii)	the relevant investment manager or investment adviser (as applicable) does not make any representations, warranties or undertakings of any kind in any personal capacity to any Party, and shall have no personal liability whatsoever to any Party, under or in connection with this Agreement, and no Party will have any recourse to it in any personal capacity in any way whatsoever.

(c)	For the avoidance of doubt, where a Participant that is a bank that is subject to prudential regulation (or its equivalent in jurisdictions other than England & Wales) enters into or accedes to this Agreement through an identified business unit in respect of Bonds (as specified in the signature page to this Agreement or its Accession Letter), the terms of this Agreement shall apply only to that identified business unit and not to any other business unit within that legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any Bonds or other instrument which it legally or beneficially owns and, therefore, that Participant shall not be required to procure compliance with this Agreement on behalf of such other business unit within that legal entity.

2.	Relationship with other documents

Subject to the terms of this Agreement, the Trust Deed shall continue in full force and effect.

3.	Participant’s rights and obligations

3.1	The agreements, representations, warranties and obligations of each Participant under this Agreement (including in its capacity as a member of the Ad Hoc Committee) are several. Failure by a Participant (including in its capacity as a member of the Ad Hoc Committee) to perform its obligations under this Agreement does not affect the obligations of any other Party under this Agreement. No Participant (including in its capacity as a member of the Ad Hoc Committee) is responsible for the obligations of any other Participant under this Agreement.

3.2	The rights of each Participant under or in connection with this Agreement are separate and independent rights. A Participant may separately enforce its rights under this Agreement.

4.	General undertakings

4.1	Support for the Restructuring

(a)	The Company, Holdings, GLA and GWA and each Participant shall (and the Company shall procure that each other Group Company will) promptly take all actions which it is reasonably requested by the Company and/or the Majority Participants to take in order to support, facilitate, implement, consummate or otherwise give effect to the Restructuring, provided that such action is not inconsistent with the Term Sheet and Steps Plan taken as a whole, including, without limitation:

(i)	providing all information and taking all actions which it is reasonably requested to provide or take;

(ii)	executing and delivering (within any reasonably requested applicable time period) any document and giving any notice, order, instruction or direction, and making any application or announcement, which, in each case, may be necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;

(iii)	providing confirmation that it fully supports the Restructuring;

(iv)	preparing, executing and delivering those Restructuring Documents to which it will be a party;

(v)	preparing and filing for any legal process or proceedings contemplated by the Term Sheet or Steps Plan or which are necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring, including a Restructuring Plan;

(vi)	preparing and filing for any approval in order to obtain any Authorisation required by the Term Sheet and Steps Plan or otherwise required to give effect to the Restructuring;

(vii)	voting (or causing the relevant person to vote, to the extent it is legally entitled to cause that person to vote) and exercising any powers or rights available to it irrevocably and unconditionally in favour of:

(A)	any matter requiring approval under the Trust Deed, including instructing the Trustee;

(B)	any other matter requiring a resolution, instruction, waiver, amendment, consent or other proposal;

(C)	a composition, compromise, assignment or arrangement in respect of any Group Company or a Restructuring Plan,

in each case, which is consistent with and reasonably necessary or desirable to implement and consummate the Restructuring;

(viii)	instructing the Committee’s Counsel and/or Company’s Counsel (as applicable) to support petitions or applications to any court to facilitate, implement, consummate or otherwise give effect to the Restructuring;

(ix)	providing any other necessary instructions to the Committee Advisers and/or the Company’s Advisers (as applicable) to implement and consummate the Restructuring; and

(x)	(in the case of the Group Companies) using their respective reasonable endeavours to complete each of the Milestones within the relevant timeframe (as may be extended in accordance with Clause 10.7 (Extension of Milestones)).

(b)	The Company, Holdings, GLA and GWA and each Participant shall not (and the Company shall procure that no other Group Company will) take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement, the Term Sheet or the Steps Plan taken as a whole or delay, frustrate, impede or prevent the implementation or consummation of the Restructuring, including:

(i)	challenging, objecting to, encouraging or supporting any challenge or objection to any terms of the Restructuring or any other step proposed to support, facilitate, implement, consummate or otherwise give effect to all or any part of the Restructuring;

(ii)	commencing, taking, supporting or actively assisting (or requesting, instructing or procuring that any other person commence, take, support or actively assist) any judicial, arbitration or regulatory proceedings or any action inconsistent with the terms of this Agreement, the Term Sheet or the Steps Plan, which would, or would reasonably be expected to:

(A)	be inconsistent with, or otherwise delay, impede, frustrate, or prevent the implementation of the Restructuring; or

(B)	breach or be inconsistent with any term of this Agreement (taken as a whole),

including supporting, negotiating or preparing any alternative restructuring, refinancing, recapitalisation, arrangement, composition or other procedure, in respect of any Group Company, that is inconsistent with the terms of this Agreement, the Term Sheet or the Steps Plan (taken as a whole);

(iii)	soliciting, encouraging, discussing, facilitating, consenting to or entering into any other proposal or transaction for the restructuring of the Bonds other than the Restructuring;

(iv)	voting (or instructing its proxy or other relevant person to vote) in favour of any Restructuring Plan, company voluntary arrangement, application, compromise, insolvency proceeding, alternative restructuring, refinancing, recapitalisation, amendment, waiver, consent or other proposal which would:

(A)	be inconsistent with, or otherwise delay, impede, frustrate or prevent the implementation of the Restructuring; or

(B)	breach or be inconsistent with any term of the Term Sheet or Steps Plan; and

(v)	oppose the making of any temporary restraining order or other similar injunctive relief necessary or desirable to implement or consummate the Restructuring.

4.2	Restructuring Documents

(a)	The Company, Holdings, GLA and GWA and each Participant shall (and shall instruct their respective advisers to) enter into negotiations with a view to agreeing the Restructuring Documents, in a form consistent in all material respects with the Term Sheet and the Steps Plan taken as a whole, in order to satisfy the Milestones and implement and consummate the Restructuring before the Long-Stop Date.

(b)	Following confirmation from the Company and the Committee’s Counsel that the Restructuring Documents are in a form which is consistent in all material respects with the Term Sheet, the Company, Holdings, GLA and GWA shall (and the Company shall procure that each other Group Company will), file, lodge, issue or execute and deliver to each Party those Restructuring Documents to which it will be a party in accordance with the Steps Plan.

4.3	Revised Plan

(a)	In this Clause, “Revision Event” means the Majority Participants and the Company agree that:

(i)	the Steps Plan is not capable of being effected; or

(ii)	another plan would, if implemented, be a more effective way of implementing and consummating the Restructuring as generally set out in the Term Sheet.

(b)	If a Revision Event occurs, the Majority Participants and the Company may prepare a new plan to be pursued in order to effect the Restructuring as generally set out in the Term Sheet. Upon finalising such preparations:

(i)	such other plan if approved by the Majority Participants shall be the “Revised Plan”; and

(ii)	(x) the Ad Hoc Committee shall instruct the Committee’s Counsel; and (y) the Company shall instruct the Company’s Counsel, to prepare the Restructuring Documents (other than this Agreement) in a manner substantially consistent with the Revised Plan.

(c)	Once the Revised Plan has been approved in accordance with sub-paragraph (b) above, any references in this Agreement to the Steps Plan shall instead be construed as references to the Revised Plan.

4.4	Potential impediments to the Restructuring

(a)	The Company and each Participant shall promptly notify the Ad Hoc Committee and the Company of any matter or circumstance which it knows, or suspects would reasonably be expected, to be a material impediment to the implementation or consummation of the Restructuring, unless:

(i)	it reasonably believes that another person has already notified the Ad Hoc Committee and the Company of such matter or circumstance; or

(ii)	such notification would breach any applicable law, regulation or rules of any relevant stock exchange or governmental or other regulatory authority, including the Market Abuse Regulation and any other rules or regulations relating to inside information.

(b)	The Ad Hoc Committee may, but shall be under no obligation to, disclose to any Participant any information supplied to it under sub-paragraph (a) above which it considers appropriate to disclose.

4.5	Notification of breaches

(a)	The Company and each Participant shall promptly notify the Ad Hoc Committee and the Company of:

(i)	any representation or statement made or deemed to be made by it under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(ii)	the details of any breach by it of any undertaking given by it under this Agreement; and

(iii)	the details of any fact, matter or circumstance which permits (or would permit if not cured within any applicable grace period) a Party or Parties to terminate this Agreement.

(b)	The Ad Hoc Committee and the Company may, but shall be under no obligation to, disclose to any Participant any information supplied to it under sub-paragraph (a) above which it considers appropriate to disclose.

4.6	Restructuring Plan Creditors – submission to jurisdiction

By its execution of this Agreement, in respect of any Restructuring Plan required to implement the Restructuring and, only to the extent it is a creditor whose rights are affected by the compromise or arrangement, each such Participant acknowledges and submits to the jurisdiction of the English courts and agrees that, insofar as is necessary or appropriate, it will be willing to be joined formally to such Restructuring Plan (if required by the English court).

4.7	Fees

The Company shall pay or procure the payment of all fees, costs and expenses properly incurred by the Committee Advisers on or prior to the Restructuring Effective Date in accordance with the terms of the fee letters between the Company and such advisers.

5.	Undertakings by the Company, Holdings, GLA and GWA

5.1	Undertakings of the Company

The Company agrees and undertakes that it shall:

(a)	consult with its nominated adviser in relation to the Restructuring and obtain confirmation from the nominated adviser before 30 April 2021, that the nominated adviser does not believe that the Restructuring will result in the cancellation of the Company’s shares from admission to trading on AIM, a market operated by the London Stock Exchange;

(b)	provide such support as may be reasonably required by the Ad Hoc Committee (including, where requested by the Ad Hoc Committee (or on their behalf), making a written statement of support) in relation to any application made by or on behalf of the Ad Hoc Committee to The Panel on Takeovers and Mergers, to obtain confirmation from The Panel on Takeovers and Mergers that neither the Ad Hoc Committee nor the Bondholders as a whole or any group of them are acting in concert for the purposes of The City Code on Takeovers and Mergers in being allotted and issued shares in the Company pursuant to the Restructuring;

(c)	publish via the London Stock Exchange’s Regulatory News Service and on its website:

(i)	regular updates on the implementation of the Restructuring, including its progress against the Milestones;

(ii)	within 10 days of the end of each calendar month, the production volumes, pressure and watercut from the P6 well;

(d)	provide to the Committee Advisers:

(i)	on the Tuesday of each week the cash balance of each Group Company as at that date; and

(ii)	within 5 days of the end of each week, a report on the production volumes, pressure and watercut from the P6 well and rolling monthly forecasts;

(e)	provide the Committee Advisers with as much notice as is reasonably practicable of any voluntary insolvency filing which any Group Company proposes to make and, promptly after receiving notice thereof, of any commencement or any prospective commencement of an involuntary insolvency proceeding, legal suit for payment of debt or enforcement of security in respect of any Group Company; and

(f)	upon request by a Committee Adviser, confirm the aggregate amount of Locked-Up Debt represented as being held by the Participants at the relevant time, as reported to the Company (including to the Information Agent) pursuant to the Lock-Up Notices and Accession Letters (as applicable) delivered by Participants.

5.2	Implementation of Restructuring

The Company, Holdings, GLA and GWA shall (and the Company shall procure that each other Group Company shall) co-operate with and actively assist the Participants to implement or consummate the Restructuring, including:

(a)	making such senior management and other representatives, of the Company, Holdings, GLA and GWA and each other Group Company, as the Ad Hoc Committee may reasonably request available to assist in all matters in relation to implementation or consummation of the Restructuring and at such times as the Ad Hoc Committee may reasonably request, including to attend weekly calls with the Committee Advisers;

(b)	providing the Ad Hoc Committee with all information in respect of, and access to, the business of the Group reasonably requested by them to complete any due diligence in relation to the Restructuring to the satisfaction of the Ad Hoc Committee within a reasonable timeframe;

(c)	providing the Ad Hoc Committee with all information which could reasonably be expected to be material to the (i) financial position or prospects of the Group (as a whole) or any Group Company or (ii) the implementation or consummation of the Restructuring, including the Tax Structuring Memorandum and all other tax advice received by any Group Company in relation to the likely tax consequences of the Restructuring (with reliance for the Company), and complying with all reasonable requests for information from the Ad Hoc Committee;

(d)	taking reasonable steps to obtain, or assisting the Bondholders to obtain, any Authorisations which are necessary or desirable to implement or consummate the Restructuring, including any consents or approvals from the Bondholders or any relevant Regulator;

(e)	keeping the Ad Hoc Committee regularly informed in relation to the status and progress of the Restructuring, including, without limitation, progress in relation to obtaining any necessary or desirable Authorisations, progress towards satisfaction of each Milestone, any consents or approvals from the Bondholders or any relevant Regulator, the number of Bondholders that have become a Party and the aggregate amount of the Locked-Up Debt;

(f)	notifying the Committee Advisers upon receipt of any notice from a counterparty to a material contract, licence, Authorisation or financing document that it intends to terminate, or has terminated or does not intend to renew or extend on substantially existing terms, such material contract, licence, Authorisation or financing document (save as contemplated by this Agreement, the Term Sheet or the Steps Plan);

(g)	promptly after receipt, providing the Committee Advisers with a copy of any material notice or correspondence from:

(i)	Bluewater or any of their Affiliates;

(ii)	OGA or OPRED;

(iii)	Spirit Energy Resources Limited or any of their Affiliates; or

(iv)	BP;

(h)	promptly providing the Committee Advisers with updates in relation to the Company, GLA and/or GWA’s discussions with Bluewater (or its Affiliates), the OGA, OPRED, BP, Spirit Energy Resources Limited (or its Affiliates), or the Company’s shareholders and to consider (acting reasonably) any requests made by the Ad Hoc Committee (or by a Committee Adviser on their behalf) to participate in such discussions;

(i)	convening all meetings of its creditors, shareholders and board of directors which are required to consider any resolutions and/or decisions in relation to the Restructuring, including the shareholder resolutions and any other specific approvals as are required for the implementation of the Restructuring;

(j)	if a Restructuring Plan is required as part of the implementation of the Restructuring (whether pursuant to the Steps Plan or any Revised Plan), proposing, pursuing and implementing such Restructuring Plan including calling such meetings and passing such resolutions as may be necessary or desirable in connection with such Restructuring Plan, cooperating and actively assisting the Participants that are creditors of such Restructuring Plan to vote in favour of such Restructuring Plan at the relevant creditors meeting(s) and taking any other actions that are reasonable and necessary to implement such Restructuring Plan;

(k)	voting in favour and delivering within any applicable time periods any proxies, instructions, directions or consents in respect of any shares in any Group Company held or controlled by it, in favour of any shareholder resolution, including, without limitation, any action or inaction proposed by the Company, to the extent reasonably required in order to implement the Restructuring; and

(l)	agreeing with the Committee Advisers as to the content of any public announcement to be made regarding this Agreement and the Restructuring, provided that nothing shall restrict the issuance by any Group Company of any public announcement which may be required by law or regulation following reasonable consultation with the Committee Advisers, provided that such consultation would not itself be contrary to any law or regulation.

5.3	Intra-Group Funding

(a)	GLA agrees and undertakes that it shall comply with the Intra-Group Funding Policy and shall first apply all of its cash holdings to fund its business, operations and licence or decommissioning obligations, including its capital expenditure and any DSA Top Up, before requesting any intercompany loan from the Company.

(b)	The Company agrees and undertakes that it shall recharge all of the general, administrative and employee costs and expenses incurred by it, in relation to GLA’s business, operations, licence or decommissioning obligations within 14 days of the end of the month in which those cost and expenses were incurred and GLA undertakes to pay the recharged amounts within 14 days of the date of the Company’s invoice.

(c)	The Company shall not provide any funding to any Group Company other than in accordance with the Intra-Group Funding Policy or as set out in the Implementation Business Plan or the Final Business Plan, as applicable.

5.4	Restrictions

(a)	The Company, Holdings, GLA and GWA shall not (and the Company shall procure that no other Group Company will):

(i)	create or permit to exist any Security Interest (as defined in the Trust Deed) other than:

(A)	under the Trust Deed;

(B)	under the rent deposit deed dated 10 March 2011 and made between the Company and Richard Cook Limited in relation to a rent deposit of £149,000;

(C)	as expressly described and set out in the Implementation Business Plan or the Final Business Plan, as applicable;

(D)	under the DSA; and

(ii)	permit any escrow account arrangements other than those in existence as at the date of this Agreement;

(iii)	take or consent to the taking of any action which supports or favours any proposed winding-up, dissolution, administration or reorganisation of any Group Company or any proposed composition, compromise, assignment or arrangement with any creditor of any Group Company, other than pursuant to the implementation and consummation of the Restructuring in accordance with the Steps Plan;

(iv)	exercise the option to extend the term of the Bareboat Charter beyond 4 June 2022;

(v)	enter into, amend, vary or terminate (including by allowing any option to extend the term of the contract to lapse) any material contract (including with Bluewater), lease, license or financing arrangement, or the settlement of any claim, other than transactions or settlements already committed to prior to the date of this Agreement (and provided that the Company has disclosed details of such transactions to the Original Participants on or prior to the date of this Agreement);

(vi)	take or consent to the taking of any action which would breach or be inconsistent with the Restructuring, the Steps Plan or this Agreement;

(vii)	make changes to its capital structure, increase its authorised share capital, or take any steps with a view to issuing any share in, or any, option, warrant or other right in respect of its share capital, other than for the purpose of implementing or consummating the Restructuring;

(viii)	other than payments, repayments or prepayments in relation to the Bonds and to all Bondholders rateably, make any distribution, payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or any redemption, purchase or defeasance of, or participate in any risk in respect of, or offer to any Bondholder or buy back any of the Bonds (except where such offer is made rateably to all Bondholders);

(ix)	make any payment that is not included in the Implementation Business Plan or the Final Business Plan, as applicable;

(x)	incur any additional Indebtedness (as defined in the Trust Deed) or any expenditure (other than as set out in the Implementation Business Plan or the Final Business Plan, as applicable);

(xi)	make any sales or disposals other than in the ordinary course of trading of the Group as carried on immediately before the date of this Agreement;

(xii)	acquire, invest or enter into any joint venture arrangement, consortium or partnership;

(xiii)	acquire or seek to acquire, either directly or indirectly, the beneficial ownership of, or right to direct the disposition or vote in respect of, any of the Locked-Up Debt (other than as may be envisaged pursuant to the Steps Plan); and

(xiv)	issue any press release or make any public announcement regarding this Agreement or the Restructuring or the transactions contemplated therein without the approval of the Majority Participants (not to be unreasonably withheld or delayed); provided that no such approval shall be required if such press release or public announcement is required by applicable law, stock exchange rule or by any regulatory or supervisory body, in which case, prior to making such press release or public announcement, the Company shall use reasonable efforts to consult with and consider the views of the Committee Advisers on such announcement.

(b)	Sub-paragraph (a) above does not apply to any action:

(i)	which has the prior consent of the Majority Participants; or

(ii)	which is expressly contemplated by the Term Sheet or Steps Plan.

6.	Undertakings by the Participants

6.1	Each Participant shall:

(a)	upon becoming a Party and within three Business Days of a request by the Information Agent on behalf of the Company, notify the Information Agent and the Committee’s Counsel of the amount of its Locked-Up Debt and provide evidence of such holdings as is reasonably satisfactory to the Information Agent (using the form of Lock-Up Notice set out in Schedule 1 (Form of Lock-Up Notice)); and

(b)	promptly notify the Information Agent and the Committee’s Counsel of any increase or decrease in the amount of its Locked-Up Debt as previously notified in any Lock-Up Notice or any Accession Letter.

6.2	No Participant shall vote, or allow any proxy appointed by it to vote, in respect of its Locked-Up Debt in favour of any amendment, waiver, consent or other proposal which would breach or be inconsistent with this Agreement or the Restructuring.

6.3	Each Participant shall exercise, in person or by proxy, all votes which it is entitled to exercise in respect of its Bonds (whether under the Trust Deed, in any meeting of Bondholders or otherwise), or any other claims against any Group Company in relation to its Locked-Up Debt, in favour of the Restructuring.

6.4	If a Restructuring Plan is required as part of the implementation of the Restructuring (including pursuant to the Steps Plan), only to the extent it is a creditor whose rights are affected by the compromise or arrangement, each such Participant shall:

(a)	attend any meeting(s) of creditors convened for the purpose of voting in respect of such Restructuring Plan and vote (or appoint a proxy to attend and vote within the applicable time period) in favour of such Restructuring Plan; and

(b)	attend through counsel (which shall be, to the extent practicable, instructed by the Committee’s Counsel), if reasonably requested to do so by the Company, any court hearing of an application for (i) permission to convene meetings of creditors and/or shareholders in relation to, or (ii) the sanctioning of, a Restructuring Plan.

7.	Restrictions on dealing with Locked-Up Debt

7.1	Notwithstanding any other provision of the Trust Deed:

(a)	no Participant may assign any of its rights or transfer any of its rights or obligations in respect of, or declare or create any trust of any of its rights, title, interest or benefits in respect of, its Locked-Up Debt or this Agreement (including any monies and other assets owing to it under or in connection with its Locked-Up Debt or this Agreement) to, or in favour of, any person unless and until:

(i)	other than where the transferee is a Participant as at the date of the transfer, the transferee delivers to the Company (by delivery to its agent, the Information Agent) a duly completed and signed Accession Letter;

(ii)	the transferee provides written notice to the Company (through its agent, the Information Agent) and the Committee’s Counsel stating the aggregate principal amount of Locked-Up Debt that it (or Bondholder(s) which it advises or manages) will beneficially own following the transfer; and

(iii)	the transferring Participant provides written notice to the Company (through its agent, the Information Agent) and the Committee’s Counsel stating the aggregate principal amount of Locked-Up Debt that it (or Bondholder(s) which it advises or manages) will beneficially own following the transfer, and each Participant agrees that any purported transfer or assignment of rights under the Trust Deed or this Agreement in breach of this Clause 7.1(a) shall be ineffective and void against the other Parties; and

(b)	a Participant may transfer Locked-Up Debt to a Qualified Market-maker if such Qualified Market-maker has the purpose and intent of acting as a Qualified Market-maker in respect of the relevant Locked-Up Debt in which case such Qualified Market-maker shall not be required to accede to this Agreement or otherwise agree to be bound by the terms and conditions of this Agreement in respect of such Locked-Up Debt provided that: (i) the relevant transferring Participant shall make such transfer conditional on any person to whom the relevant Locked-Up Debt is transferred by the Qualified Market-maker either (x) already being a Participant; or (y) agreeing to execute and deliver an Accession Letter; and (ii) the relevant transferring Participant uses reasonable endeavours to procure that the Qualified Market-maker transfers the relevant Locked-Up Debt within five Business Days of the settlement date in respect of its acquisition of Locked-Up Debt to a Participant or to a transferee who executes and delivers an Accession Letter in accordance with Clause 9 (Accession of Bondholders).

7.2	Nothing in this Agreement shall:

(a)	prevent any Participant from buying Bonds in addition to its Locked-Up Debt as set out in its Lock-Up Notice or in any Accession Letter, and any such acquired Bonds shall, subject to sub-paragraph (b) below, automatically become Locked-Up Debt; or

(b)	limit the ability of a Participant which is a broker-dealer (but only when acting in its capacity as a Qualified Market-maker in respect of any Debt which is not its Locked-Up Debt) to buy or sell Bonds after the date it executes this Agreement or an Accession Letter.

7.3	Following the transfer of all of its Locked-Up Debt to another person in accordance with the terms of this Agreement, a Participant shall immediately cease to be a Participant and a Party to this Agreement and this Agreement shall in such case continue among the remaining Parties, provided that this Clause 7.3 shall be:

(a)	without prejudice to the accrued rights of the transferring Participant against any other Party or the accrued rights of any other Party against the transferring Participant with respect to any prior breaches of any of the terms of this Agreement; and

(b)	without limitation to the obligations of any Party against the remaining Parties under the terms of the Agreement.

7.4	If any Participant purports to effect a transfer before the relevant transferee is bound by the terms of this Agreement, that transferring Participant shall remain liable as a Participant in respect of its obligations and liabilities under this Agreement, in respect of the relevant Locked-Up Debt until the relevant transferee is bound by the terms of this Agreement by delivering a duly completed and signed Accession Letter.

8.	Limitations on undertakings

Nothing in this Agreement shall:

(a)	require any Party to take any action, or omit to take any action, which would breach any legal or regulatory requirement or fiduciary obligation, in each case beyond the control of that Party, or any order or direction of any relevant court or Governmental Body and which impediment cannot be avoided or removed by taking reasonable steps, or to waive or forego the benefit of any applicable legal professional privilege;

(b)	require any Participant to commence or become party to any litigation, court proceedings, arbitration or similar proceedings save for any such proceedings brought against such Participant by another Party seeking to enforce its rights under this Agreement;

(c)	restrict, or attempt to restrict, any director or officer of any Group Company from complying with:

(i)	any fiduciary, common law, regulatory or legal obligation to commence insolvency proceedings in respect of that Group Company if that officer reasonably considers it is required to do so; and

(ii)	any applicable securities laws in respect of any Group Company;

(d)	require any Participant to incur any material out of pocket costs or expenses unless the Company has agreed to meet those costs or expenses (including, where applicable, through any fee letter it has entered into with a Committee Adviser) and provided further that the Company shall meet the costs or expenses in relation to the Milestones and any application to The Panel on Takeovers and Mergers;

(e)	require any Participant (or any director, manager, or officer of that Participant) to take any action which would breach any fiduciary obligations owed to its investors or funds managed or advised by it, where such impediment cannot be avoided or removed by taking reasonable steps;

(f)	require any Participant to become restricted in its ability to trade the Bonds notwithstanding that its Bonds will be locked up in accordance with Clause 7 (Restrictions on dealing with Locked-Up Debt) of this Agreement;

(g)	require any Participant to receive any Confidential Information;

(h)	require any Participant to make any additional equity or debt financing available to the Company or any other Group Company, or to provide any indemnity in favour of any person, other than as expressly contemplated by this Agreement or otherwise expressly agreed with that Participant;

(i)	prevent any Participant from providing debt financing, equity capital or other services (including advisory services) or from carrying out its activities in the ordinary course and providing services to clients (including to those who may have a conflicting interest to the Restructuring), provided that such actions or activities do not, or could not reasonably be expected to, delay, prejudice, frustrate, prevent or impede the Restructuring; or

(j)	require the Company to take any action in breach of The City Code on Takeovers and Mergers.

9.	Accession of Bondholders

A Bondholder (for the purposes of this Clause, each an “Acceding Creditor”) may accede to this Agreement as a Participant by entering into an Accession Letter whereupon such Acceding Creditor shall become party as a Participant and shall be bound by, and receive the benefit of, the provisions of this Agreement from the date of its Accession Letter as if originally named herein in as a Participant.

10.	Termination

10.1	Automatic termination

This Agreement shall terminate automatically without any further action being taken by any Party on the earliest to occur of:

(a)	the Restructuring Effective Date;

(b)	11:59 p.m. on the Long-Stop Date; and

(c)	if an Insolvency Event occurs in relation to the Company, Holdings, GWA or GLA other than with the consent of the Majority Participants or as expressly set out in the Steps Plan.

10.2	Voluntary termination

This Agreement may be terminated with immediate effect by the mutual written consent of the Majority Participants and the Company.

10.3	Voluntary termination by the Participants

This Agreement may be terminated by written notice of termination to the Company (which shall notify the other Parties) at the election of the Majority Participants:

(a)	if the Company, Holdings, GLA or GWA does not comply with any undertaking in this Agreement in any material respect, in each case unless the failure to comply is capable of remedy and is remedied within 10 Business Days of the Ad Hoc Committee or a Committee Adviser delivering a notice to the Company alleging such a failure to comply;

(b)	if an order of a Governmental Body or court of competent jurisdiction restraining or otherwise preventing the implementation of the Restructuring has been made and such order is not revoked or dismissed within 15 days of it being made;

(c)	upon the occurrence of an Insolvency Event of Hurricane Group Limited;

(d)	following the occurrence of an event which has a Material Adverse Effect;

(e)	if a Change of Control occurs;

(f)	if any Milestone is not completed, or sub-paragraphs (a) or (b) of Clause 5.1 (Undertakings of the Company) are not complied with, within the relevant timeframe specified in this Agreement;

(g)	if at a restructuring plan meeting convened by the Company at which a vote takes place, the Restructuring Plan is not approved by the requisite majorities of restructuring plan creditors specified in section 901F(1) of the Companies Act 2006;

(h)	if in respect of any Restructuring Plan required to implement the Restructuring, the Restructuring Plan is not sanctioned by the court in accordance with section 901F(1) or 901G(2) of the Companies Act 2006;

(i)	upon the occurrence of an Event of Default (as defined in the Trust Deed) that is continuing (other than under any of Conditions 10(D) to (G) (inclusive) of the Bonds; and provided that Condition 10(H) shall, as it relates to any event referred to in Conditions 10(D) to (G) (inclusive) be read as instead referring to an Insolvency Event);

(j)	if any representation or warranty of the Company, Holdings, GLA or GWA under this Agreement proves to have been incorrect or misleading in any material respect;

(k)	if the Company, Holdings and/or GLA fails to pay a Committee Adviser’s fees in accordance with the terms of the Committee Adviser’s fee letters dated 3 November 2020, 12 November 2020 and on or around 16 December 2020;

(l)	if the Company has finally determined, and notified the Participants in writing, that the completion of the Restructuring by the Long-Stop Date is not possible (and, in each case, such notification shall be promptly provided by the Company following any such determination); or

(m)	the candidate elected to the Company’s board of directors or executive management as contemplated in limb (a) of the definition of Milestone is removed or their appointment is terminated (other than where such removal or termination is a result of gross misconduct).

10.4	Termination by an individual Participant

This Agreement may be terminated by written notice to the Company (who shall notify the other Parties) by a Participant in respect of that Participant only if:

(a)	an order of a Governmental Body or court of competent jurisdiction restraining or otherwise preventing implementation of the Restructuring has been made and has not been revoked, withdrawn or dismissed within 30 days of it being made; or

(b)	entry into the Restructuring would be reasonably likely to put the Participant in breach of any law or regulation applicable to it.

10.5	Effect of termination

This Agreement will cease to have any further effect on the date on which it is terminated under Clause 10.1 (Automatic termination) to Clause 10.4 (Termination by an individual Participant), provided that such termination shall not affect:

(a)	in the case of termination under Clause 10.4 (Termination by an individual Participant), the rights, obligations and liabilities of the other Parties;

(b)	any accrued rights in respect of breaches of this Agreement which occurred before such termination; and

(c)	the application of Clauses 1 (Definitions and interpretation), 2 (Relationship with other documents), 3 (Participant’s rights and obligations), 10.5 (Effect of termination), 12 (Disclosure of information), 13.3 (Committee Advisers and Ad Hoc Committee do not represent Participants), 13.4 (Role of the Ad Hoc Committee), 13.6 (No disclosure obligation), 13.9 (Responsibility for documentation), 13.11 (Exclusion of Liability), 14 (Publicity), 18 (Information Agent), 19 (Notices), 20 (Partial invalidity), 21 (Remedies and waivers), 23 (Reservation of rights), 24 (Counterparts), 25 (Governing law) and 26 (Enforcement) which shall remain in full force and effect.

10.6	Notification of termination

The Company shall notify all Participants in the event that this Agreement has been terminated pursuant to any of Clauses 10.1 (Automatic termination) to 10.4 (Termination by an individual Participant) (inclusive).

10.7	Extension of Milestones

Each Party agrees that the deadline for completing a Milestone may be extended with the agreement of the Company and the Majority Participants and each such extension shall be binding on all Parties.

11.	Representations and warranties

11.1	Representations of each Party

Each Party represents and warrants to each other Party at the times set out in Clause 11.5 (Times when representations made) by reference to the facts and circumstances then existing on that date:

(a)	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

(b)	it has the power to own its assets and carry on its business as it is being, and is proposed to be, conducted;

(c)	the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable on it, subject to any applicable Reservations;

(d)	as far as it is aware, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with any law or regulation applicable to it or its constitutional documents;

(e)	it, and, if applicable, the duly authorised attorney acting on its behalf, has the power, authority and legal capacity to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and (subject to the fulfilment of the conditions to the implementation and consummation of the Restructuring specified in the Term Sheet and the Steps Plan) the transactions contemplated by this Agreement; and

(f)	it has the corporate capacity and authority to execute the Agreement through electronic means and there are no restrictions for doing so in that Party’s constitutive documents.

11.2	Representations of the Participants

Each Participant represents and warrants to each other Party at the time set out in Clause 11.5 (Times when representations made) by reference to the facts and circumstances then existing on that date, in respect of itself only, that:

(a)	it has the power to vote, deal with, approve changes to, dispose of and transfer all its Locked-Up Debt as contemplated by this Agreement; and

(b)	the Locked-Up Debt specified in its Lock-Up Notice or any Accession Letter (as applicable), constitutes all the Bonds legally or beneficially held by such Participant (after taking into account any pending transfers).

11.3	Representations of the Company, Holdings, GLA and GWA

The Company, Holdings, GLA and GWA makes the representations and warranties set out in this Clause 11.3 to each other Party at the times set out in Clause 11.5 (Times when representations made):

(a)	no Group Company is the legal owner of, or has any beneficial interest in, any of the Bonds;

(b)	to the best of its knowledge having made all reasonable enquiries, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer, or a composition, compromise or arrangement proposed in respect of it or any other Group Company, and no analogous procedure has been commenced in any jurisdiction;

(c)	save as previously disclosed to the Committee’s Counsel, and other than any filings, petitions or proceedings made in connection with the consummation of the Restructuring, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief having made all reasonable enquiries) threatened against it or any of its Subsidiaries, nor are there any circumstances likely to give rise to any such litigation, arbitration or administrative proceedings; and

(d)	to the best of its knowledge, after due and careful enquiry, it is not aware of any fact, event or circumstance in relation to the Group that would have a Material Adverse Effect that has not already been disclosed to the Participants.

11.4	Representations of the Company

The Company makes the representations and warranties set out in this Clause 11.4 to each Participant at the times set out in Clause 11.5 (Times when representations made):

(a)	the Historic Information was prepared in good faith and was, to the best of the Company’s knowledge and belief, after due and careful inquiry, true and accurate in all material respects, and was not misleading (including by omission) in any material respect, as at the date it was provided or as at the date (if any) at which it was stated to be given;

(b)	that the information provided pursuant to sub-paragraphs 5.2(b) and 5.2(c) (Implementation of Restructuring) has been prepared in good faith and is, to the best of the Company’s knowledge and belief, after due and careful inquiry, true and accurate in all material respects, and was not misleading (including by omission) in any material respect, as at the date that is provided or as at the date (if any) at which it is stated to apply; and

(c)	no Group Company has entered into any arrangement for the Restructuring on terms which are not reflected in the Term Sheet or that are better than the terms offered to the Bondholders generally under the Term Sheet, including any cash payments, or grant of Security Interests.

11.5	Times when representations made

(a)	Each of the representations and warranties set out in Clause 11.1 (Representations of each Party) and Clause 11.2 (Representations of the Participants) shall be made by a Participant on the date on which it becomes a Party.

(b)	Each of the representations and warranties set out in Clause 11.1 (Representations of each Party), Clause 11.3 (Representations of the Company, Holdings, GLA and GWA) and 11.4 (Representations of the Company) shall be made by the Company, Holdings, GLA and GWA (as applicable):

(i)	on the date of this Agreement; and

(ii)	immediately prior to the Restructuring Effective Date.

12.	Disclosure of information

12.1	General

Without prejudice and subject to the terms of any Confidentiality Undertaking between any Group Company and any other Party, other than as set out in this Clause 12, no Party may (and the Company shall procure that no Group Company shall) disclose confidential information about the Group, the Restructuring (including the identity of the Participants and the amount of Locked-Up Debt held by any of them), the Term Sheet, the Steps Plan, this Agreement and any of the transactions contemplated by this Agreement (“Confidential Information”) to any person, other than the information excluded from this restriction under Clause 12.6 (Excluded Information).

12.2	Disclosure by any Party

Each Party and any Group Company may disclose Confidential Information to:

(a)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation or by a court of law;

(b)	a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings or is necessary in connection with enforcing any right, power or remedy it may have under a document to which it is party;

(c)	the Trustee, provided such party has agreed with the Company to keep the terms of this Agreement confidential in accordance with the terms of this Clause 12; and

(d)	a Party in accordance with the terms of this Agreement.

12.3	Disclosure by a Participant

Any Participant may disclose Confidential Information to:

(a)	that Participant’s Affiliates, officers, directors, employees, professional advisers, partners, representatives, auditors or any managed funds or accounts for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Restructuring, the Term Sheet, the Steps Plan and this Agreement, provided that the recipient is notified of the confidential nature of the Confidential Information; and

(b)	any other person to (or through) whom that Participant assigns or transfers (or may potentially assign or transfer) all or any of its Locked-Up Debt, as permitted by this Agreement, provided that the person to whom the information is to be given has, prior to any such disclosure, entered into a Confidentiality Undertaking in favour of the transferring Participant and the Company.

12.4	Disclosure by Group Companies

Any Group Company may disclose Confidential Information:

(a)	to the company’s professional advisers for the purpose of discussing negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Restructuring, the Term Sheet, the Steps Plan and this Agreement;

(b)	to its auditors;

(c)	to a regulatory authority, listing authority, law enforcement agency or pursuant to a court process or litigation;

(d)	to the key customers, key employees or key suppliers of the Company or any Group Company as may be necessary for the ongoing stability of the business of the Group, provided that:

(i)	the Company procures that any key customer, key employee or key supplier shall keep any information received by it as confidential; and

(ii)	the information disclosed is high level only and detailed information concerning the Parties (including their identities or the amount of Locked-Up Debt held by an individual Participant) and content of this Agreement, the Term Sheet or the Steps Plan is not disclosed; or

(e)	with the prior consent of the Majority Participants.

12.5	Participant election

Any Participant may elect, by notice in writing to the Company, to not receive any Confidential Information that may be material non-public information for the purposes of the Bonds, other than this Agreement.

12.6	Excluded Information

The restrictions imposed by Clause 12.1 (General) shall not apply in respect of any information:

(a)	which is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by a Party in breach of Clause 12.1 (General);

(b)	which was available to the receiving party on a non-confidential basis prior to disclosure by the disclosing Party;

(c)	which was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the disclosing Party’s knowledge, after reasonable enquiry, is not under any confidentiality obligation in respect of that information;

(d)	which was lawfully in the possession of the receiving party free from any restriction as to use before the information was disclosed by the disclosing Party;

(e)	which is included as part of the Cleansing Statement (once published); and/or

(f)	which is released pursuant to Clause 14 (Publicity).

12.7	Termination of confidentiality obligations

The obligations under this Clause 12 shall terminate and shall be of no further force and effect on the earlier of:

(a)	the Restructuring Effective Date;

(b)	12 months from the date of termination of this Agreement; and

(c)	such other date as the Parties shall agree in writing,

but without affecting any Party’s liability for a breach of the terms under this Clause 12 prior to termination.

13.	Ad Hoc Committee and Majority Participants

13.1	Communication

All communications between (i) Group Companies; and (ii) the Ad Hoc Committee or any member of the Ad Hoc Committee shall be conducted through the Committee Advisers.

13.2	Procedure for Ad Hoc Committee and Majority Participant Approval

(a)	Where this Agreement contemplates that a particular matter requires the approval, consent, election or agreement of the Ad Hoc Committee or the Majority Participants, the Company or any other person seeking that approval, consent, election or agreement, shall send its request to the Committee Advisers in writing.

(b)	Any person seeking the approval, consent, election or agreement of the Ad Hoc Committee or the Majority Participants shall:

(i)	specify in its request that matter in respect of which that approval, consent, election or agreement is sought and as much information in relation to that matter as is reasonably practicable; and

(ii)	agree with the Committee Advisers an appropriately detailed summary of such information that constitutes material non-public information or inside information under Applicable Rule or Law, including applicable securities laws (including the Market Abuse Regulation and the TISE Listing Rules) or information that would otherwise prevent a Participant from trading any securities or funded debt of the Group.

(c)	Subject to (b) above, the Committee’s Counsel shall send a copy of any such request to the Ad Hoc Committee or the Participants, as applicable, unless any member has previously notified the Committee’s Counsel that it does not wish to receive a copy of any such request.

(d)	After sending copies of any such request to the Ad Hoc Committee or the Participants, as applicable:

(i)	the members of the Ad Hoc Committee who have or a Participant who has, as applicable, received such request shall confirm within two Business Days (or such longer period as specified by the Company) whether they support the relevant request and the Committee Advisers shall notify the Company or any other person seeking the relevant approval, consent, election or agreement whether there is approval for the relevant request; and

(ii)	immediately following the confirmation referred to in sub-paragraph (d)(i) above and, if no such confirmation is provided, by 8.00am on the third Business Day (or such later date as agreed between the Company and the Majority Participants) after the request has been sent to the Ad Hoc Committee or the Participants, the Company shall make a statement including the detailed summary agreed in accordance with sub-paragraph (b)(ii) above public, by publishing it via the London Stock Exchange’s Regulatory News Service and posting a copy on the website of the Company or the main website of the Group.

(e)	If the Company does not comply with sub-paragraph (d)(ii) above or a Participant considers, after consultation with the Committee’s Counsel, that the statement that is published does not contain sufficient information to allow the Participant to buy or sell any securities or funded debt of the Group (including, for the avoidance of doubt, the Bonds) without contravening Applicable Rule or Law, the Participant shall be permitted immediately to publicly disclose such additional information that the Participant, after consultation with Committee Counsel and the Company, reasonably believes would allow it to buy or sell any securities or funded debt of the Group (including, for the avoidance of doubt, the Bonds) without contravening Applicable Rule or Law.

(f)	Any disclosure made by a Participant which is permitted under sub-paragraph (e) above shall be made without recourse from or liability to the Company or Group Company.

13.3	Committee Advisers and Ad Hoc Committee do not represent Participants

The Committee Advisers and the members of the Ad Hoc Committee do not act for the Participants in any representative capacity and have no fiduciary or other duties or obligations to the Participants (other than the Committee’s Counsel, which may have fiduciary or other duties in accordance with its engagement as legal adviser and only insofar as its role as legal adviser to the Ad Hoc Committee) or any other Party. Neither the Committee Advisers nor the members of the Ad Hoc Committee are under any obligation to advise or to consult with any Participant on any matter related to this Agreement. Each member of the Ad Hoc Committee is, or may be, a Party to this Agreement in its capacity as a Participant and in no other capacity. The role of the Ad Hoc Committee in connection with this Agreement is administrative only.

13.4	Role of the Ad Hoc Committee

Except as specifically provided in this Agreement, neither the Ad Hoc Committee nor any member of the Ad Hoc Committee (in its capacity as such) has any obligations of any kind to any other Party under or in connection with the Restructuring or this Agreement.

13.5	Dealings with the Group

(a)	The members of the Ad Hoc Committee will remain free to deal with the Group, each on its own account and will therefore not be bound to account to any Bondholder or any other party for any sum, or the profit element of any sum, received by it for its own account.

(b)	Nothing in this Agreement shall restrict any member of the Ad Hoc Committee from accepting deposits from, lending money to and generally engaging in any kind of banking or other business with any Party or any other person.

13.6	No disclosure obligation

No information or knowledge regarding any Group Company or its affairs received or produced by any member of the Ad Hoc Committee in its capacity as a Bondholder (or as an investment manager to any Bondholder) shall be imputed to any other member of the Ad Hoc Committee.

13.7	Members of the Ad Hoc Committee can seek their own advice

The members of the Ad Hoc Committee will remain free to seek advice from their own professional advisers regarding their exposure to the Company and will, as regards their exposure as Bondholders, at all times continue to be solely responsible for making their own independent investigation and appraisal of the business, financial condition, creditworthiness, status and affairs of the Group.

13.8	Assumptions as to authorisation

The Ad Hoc Committee may assume that (and shall not be under any obligation to any person to verify or arrange, co-ordinate or facilitate the verification of the assumption that):

(a)	any representation, notice or document delivered to them is genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within that person’s knowledge or within that person’s power to verify is within that person’s knowledge or within that person’s power to verify.

13.9	Responsibility for documentation

No member of the Ad Hoc Committee (in its capacity as such) shall be:

(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any other Bondholder, any Group Company or any other person given in or in connection with the Restructuring or the Steps Plan, the Restructuring Documents and any associated documentation or the transactions contemplated therein;

(b)	responsible for the legality, validity, effectiveness, completeness, adequacy or enforceability of the Restructuring or the Steps Plan, the Restructuring Documents or any other agreement, arrangement or document entered into, made or duly executed in anticipation of or in connection with the Restructuring or the Steps Plan;

(c)	responsible for any determination as to whether any information provided or to be provided to any person is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

(d)	responsible for verifying that any information provided to the Bondholders (using reasonable endeavours and usual methods of transmission such as email or post) has actually been received and/or considered by each Bondholder. The Ad Hoc Committee shall not be liable for any unintentional failure to provide information to any Bondholder; and

(e)	bound to distribute to any Bondholder or to any other person, information received by it.

13.10	Committee Advisers represent Ad Hoc Committee

The Participants agree that the Committee Advisers represent the Ad Hoc Committee, and acknowledge that the Committee Advisers are duly authorised to negotiate the Restructuring Documents, any amendments to the Term Sheet, the Steps Plan and the Milestones in accordance with Clause 5 (Undertakings by the Company, Holdings, GLA and GWA) on behalf of the Ad Hoc Committee.

13.11	Exclusion of Liability

(a)	None of the Committee Advisers or any member of the Ad Hoc Committee will be liable for any action taken by it (or any inaction) under or in connection with the Restructuring or the Steps Plan or this Agreement other than in respect of fraud, wilful misconduct or, in the case of a member of the Ad Hoc Committee, their own breach of any term of this Agreement.

(b)	Other than pursuant to the engagement letters of the Committee Advisers, no Party may take any proceedings against any partner, director, officer, employee or agent of the Committee Advisers, or any member of the Ad Hoc Committee (in its capacity as such), in respect of any claim it might have against the Committee Advisers, any member of the Ad Hoc Committee (in its capacity as such) or in respect of any act or omission of any kind by that partner, director, officer, employee or agent in relation to the Restructuring or the Steps Plan (if applicable) or this Agreement, except in the case of a member of the Ad Hoc Committee, in relation to such member’s material breach of any term of this Agreement in their capacity as a Participant.

14.	Publicity

(a)	Other than as set out in the Cleansing Statement and subject to sub-paragraph (b) below, no announcement regarding, or referring to, this Agreement, the Term Sheet, the Steps Plan or the Restructuring will be made by or on behalf of any Party (whether publicly or otherwise) without the prior consent of the Majority Participants and the Company, except as permitted by sub-paragraph (c) below.

(b)	No announcement identifying any individual Participant (in its capacity as such) in connection with this Agreement or the Restructuring shall be made at any time without the prior consent of that Participant.

(c)	Sub-paragraphs (a) and (b) above do not apply to any announcement required by law or regulation, any order or direction of any court or any applicable stock exchange. Any Party required to make such an announcement shall, unless the requirement is to make an immediate announcement with no time for consultation, consult with the Majority Participants and the Company before making the relevant announcement.

15.	Information

Each Party hereby irrevocably instructs and authorises the Company, the Information Agent, the Company’s Counsel and the Committee Advisers to inform the Parties of the aggregate amount of Locked-Up Debt held by the Parties from time to time.

16.	Specific performance

Without prejudice to any other remedy available to any Party, the obligations under Clause 4.1 (Support for the Restructuring), Clause 4.2 (Restructuring Documents) and Clause 5 (Undertakings by the Company, Holdings, GLA and GWA) shall, subject to applicable law, be the subject of specific performance by the relevant Parties. Each Party acknowledges that damages shall not be an adequate remedy for breach of the obligations under Clause 4.1 (Support for the Restructuring), Clause 4.2 (Restructuring Documents) and Clause 5 (Undertakings by the Company, Holdings, GLA and GWA). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

17.	Further assurance

Without prejudice to any other term of this Agreement, each Participant and the Company, Holdings, GLA and GWA shall (and the Company shall procure that each other Group Company shall) promptly execute and deliver such other documents or agreements and take such other action as may be reasonably necessary or desirable for the implementation of the Restructuring and the consummation of the transactions contemplated by this Agreement.

18.	Information Agent

(a)	The Information Agent shall be responsible for reconciling the Locked-Up Debt on receipt of any Lock-up Notices and Accession Letters from the Participants.

(b)	The decision of the Information Agent in relation to such reconciliations shall be final (in the absence of manifest error) and may not be disputed by any Participant and each Participant hereby unconditionally and irrevocably waives and releases any claims which may arise against the Information Agent after the date of this Agreement (save in the case of wilful misconduct, fraud or gross negligence) in each case in relation to the Information Agent’s performance of its role in connection with the Agreement.

(c)	The Information Agent shall provide any Participant with such information relating to the reconciliations referred to above as that Participant may reasonably request for the purposes of evaluating and checking such reconciliations.

(d)	In undertaking such reconciliation, the Information Agent and/or the Company may request, and the relevant Participant shall deliver, such evidence as may reasonably be required by the Information Agent and/or the Company proving (to the reasonable satisfaction of the Information Agent and/or the Company (as applicable)) that it is the beneficial owner of the Locked-up Debt in relation to which a Participant claims it has in any Accession Letter or Lock-up Notice.

19.	Notices

19.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing, is subject to Clause 12.5 (Participant election) and, unless otherwise stated, may be made by email or letter at the below addresses or e-mail addresses set out in Clause 19.2 (Addresses). For the avoidance of doubt, and subject to Clause 13.2 (Procedure for Ad Hoc Committee and Majority Participant Approval), when written agreement, consent or approval is required under this Agreement from:

(a)	the Ad Hoc Committee or Participants which are members of the Ad Hoc Committee, email confirmation of the agreement, consent or approval from the Committee’s Counsel shall be sufficient; and

(b)	the Company, Holdings, GLA or GWA, email confirmation of the agreement, consent or approval from the Company’s Counsel shall be sufficient.

19.2	Addresses

If to the Company, Holdings, GLA or GWA:	To the Company’s Counsel (at the address or email address specified below) or to the address and email address identified on the signing page below of the Company, Holdings, GLA or GWA.

If to a Participant that is a member of the Ad Hoc Committee, to the Ad Hoc Committee or for the purposes of Clause 13.2 (Procedure for Ad Hoc Committee and Majority Participant Approval)	To the Committee’s Counsel (at the address or email address specified below).

If to a Participant that is not a member of the Ad Hoc Committee:	To the address or email address identified on the signing page below of such Participant (if an Original Participant), or the address and email address identified on the signing page of its Accession Letter.

If to an Acceding Creditor:	To the address or email address identified on the signing page of its Accession Letter.

If to the Information Agent	By email to hurricane@lucid-is.com for the attention of David Shilson and Sunjeeve Patel.

All notices and communications to the Company, Holdings, GLA and GWA shall be copied to:

Address:	Dentons UK and Middle East LLP, One Fleet Place, London EC4M 7WS, United Kingdom

Email:	darren.acres@dentons.com

Project.Haven.UK&ME@dentons.com

Attention:	Darren Acres

All notices and communications to the Ad Hoc Committee shall be sent to, and all notices and communications to the members of the Ad Hoc Committee shall be copied to the Committee’s Counsel:

Address:	Akin Gump LLP

10 Bishops Square

London E1 6EG

Email:	Liz.Osborne@akingump.com

HavenAkin@akingump.com

Attention:	Liz Osborne

For the purposes of Clause 13.2 (Procedure for Ad Hoc Committee and Majority Participant Approval), notices shall be sent to the Committee’s Counsel (at the address or email set out above) and Houlihan:

Address:	Houlihan Lokey EMEA LLP

1 Curzon Street

London W1J 5HD

Email:	ProjectHavenHL@hl.com

Attention:	Chris Foley/Luke Tweedie

19.3	Effective delivery

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)	if by letter:

(i)	delivered in person, when it has been left at the relevant address;

(ii)	sent by post, five Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address; or

(iii)	sent by international priority courier delivery, five days after delivery to such courier,

and, if a particular department or individual is specified as part of its address details provided, if addressed to that department or individual; and

(b)	if by e-mail, when actually received in legible form.

20.	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Participant, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22.	Amendments and waivers

22.1	Required consents

(a)	Subject to Clause 22.2 (Exceptions), any term of this Agreement in respect of which an amendment or waiver which, in each case, is minor or technical is requested may be amended or waived only with approval from the Majority Participants and consent from the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Majority Participants may effect, on behalf of any and all Participants, any amendment or waiver permitted by this Clause.

22.2	Exceptions

(a)	An amendment or waiver of this Agreement (including the Term Sheet and Steps Plan) which is not minor or technical shall not be made without the prior written consent of the Company and the Majority Participants.

(b)	An amendment or waiver of any term of this Agreement which (i) imposes a more onerous obligation on any Participant in relation to its Locked-Up Debt; (ii) reduces a material right of any Participant in relation to its Locked-Up Debt; or (iii) affects any Participant disproportionately, in each case in comparison to other Bondholders, may not be effected without the consent of that Participant.

23.	Reservation of rights

(a)	This Agreement does not amend or waive any Party’s rights under the Trust Deed (including for the avoidance of doubt, any continuing Events of Default, Events of Default that occur upon the entry into this Agreement or any Event of Default arising from steps taken to implement the Restructuring in accordance with the Steps Plan, including proposing the Restructuring Plan), any other documents and agreements, or any Party’s rights as a creditor of the Group or any Group Company unless and until the Restructuring is consummated (and then only to the extent provided under the terms of the Restructuring Documents (other than this Agreement)).

(b)	The Parties fully reserve any and all of their rights, until such time as the Restructuring is implemented in accordance with this Agreement.

(c)	If this Agreement is terminated by any Party for any reason, the rights of that Party against the other Parties to this Agreement and those other Parties’ rights against the terminating Party shall be fully reserved.

24.	Counterparts

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, E-pencil or .pdf signature hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

25.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

26.	Enforcement

26.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Form of Lock-Up Notice

BY EMAIL

Date:

To: Hurricane Energy PLC (the “Company”)

Attention: David Shilson / Sunjeeve Patel

Email: hurricane@lucid-is.com

From: [Name of the Participant and Address]

Email: [Participant’s email address]

1.1	We refer to the Lock-Up Agreement dated [—] 2021 between, amongst others, the Company, Hurricane Holdings Limited and Hurricane GLA Limited and certain Bondholders (as defined therein) (the “Lock-Up Agreement”).

1.2	Capitalised terms in the Lock-Up Agreement have the same meaning as in this notice.

1.3	This is a Lock-Up Notice. We hereby notify you that, as at the date of this notice, the aggregate principal amount of Bonds held or controlled by us is as follows:

Principal amount of outstanding Bonds (the “Bonds Held”) beneficially owned by the Participant (or by Bondholder(s) which it advises or manages)	US$ _________________

1.4	This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

1.5	Save as permitted under the Lock-Up Agreement, we would request that you treat the existence and contents of this Lock-Up Notice with the utmost confidence and that you do not disclose the information contained herein to any person without our prior written consent.

1.6	Either:

(a)	Please provide details of the following (where known):

Custodian name:

Clearing system through which Bonds are held (please delete as applicable):

Euroclear/Clearstream

Or:

(b)	Please provide details of the Participant from whom you purchased or sold Bonds to:

Name of Participant or Qualified Market-maker:

Nominal amount of Bonds purchased:

1.7	If applicable, please append to this notice a statement or screenshot from your Custodian evidencing your institution’s current holdings of Bonds.

Yours faithfully,

_______________________________

Schedule 2
Form of Accession Letter

To:	The Company

Attention: David Shilson / Sunjeeve Patel

Email: hurricane@lucid-is.com

From:	[Proposed Participant]

Email address:	[For Proposed Participant]

Dated:

Dear Sirs

Lock-Up Agreement

dated [_______] 2021 (the “Agreement”)

1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Proposed Participant] agrees to be bound by the terms of the Agreement as a Participant.

3	[Proposed Participant’s] Locked-Up Debt as at the date of this Accession Letter is as follows:

[Proposed Participant]	[Locked-Up Debt]

4	[Proposed Participant’s] administrative details are as follows:

Address:

Fax No:

Email:

Attention:

5	This Accession Letter, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

6	Save as permitted under the Agreement, we would request that you treat the contents of this Accession Letter with the utmost confidence and that you do not disclose the information contained herein to any person without our prior written consent.

7	Either:

(a)	Please provide details of the following (where known):

Custodian name:

Clearing system through which Bonds are held (please delete as applicable):

Euroclear/Clearstream

Or:

(b)	Please provide details of the Participant from whom you purchased or sold Bonds to:

Name of Participant or Qualified Market-maker:

Nominal amount of Bonds purchased:

8	If applicable, please append to this notice a statement or screenshot from your Custodian evidencing your institution’s current holdings of Bonds.

[Proposed Participant]

By:

Schedule 3
Term Sheet

Schedule 4
Data Room Index